UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 16, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, NY 10017
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

122 East 42nd Street, Suite 1700, New York, New York 10168
(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 16, 2007, Lev Pharmaceuticals, Inc. (the “Registrant”) entered into an employment relationship with Mr. Dov S. Elefant for Mr. Elefant to serve as the Registrant’s Corporate Controller. Pursuant to the terms of an offer letter executed by the Registrant and Mr. Elefant, Mr. Elefant will serve as Corporate Controller on an at-will basis and earn an annual salary at the rate of $195,000. Mr. Elefant will be eligible for an annual bonus of $20,000 in the discretion of the compensation committee of the Board. In the event Mr. Elefant’s employment is terminated by the Registrant without cause within three years of his start date, the Company will pay him a severance payment of six months of his then-current base salary. In addition, pursuant to the Registrant’s 2004 Omnibus Incentive Compensation Plan and subject to the terms and conditions therein, on March 19, 2007, the Registrant granted Mr. Elefant options to purchase 200,000 shares of the common stock, which options are exercisable for a period of seven years at a per share price of $1.75 and which options vest over a three year period, with 1/3 of the option award vesting on the one-year anniversary of the date of grant and the balance vesting in equal monthly installments of 1/24 of the remaining option award over the following 24 months.

Biographical Information. Prior to joining Lev Pharmaceuticals, Dov S. Elefant held numerous financial positions from December 1999 to March 2007 at EpiCept Corporation, a publicly-traded pharmaceutical company. Most recently, Mr. Elefant was the Controller and Vice President of Finance and Administration from April 2004 to March 2007. Mr. Elefant’s other positions with EpiCept included Chief Financial Officer and Vice President of Finance and Administration. From October 1998 until December 1999, Mr. Elefant was Assistant Controller of Alteon Inc., a publicly traded biopharmaceutical company. Prior to that, he served as Director of Accounting and Finance of Innapharma, Inc., a biopharmaceutical company. Mr. Elefant received his B.S. in Accounting from the Sy Syms School of Business of Yeshiva University in New York. Mr. Elefant is 39 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By:	/s/ Joshua D. Schein, Ph.D.
Name:	Joshua D. Schein, Ph.D.
Title:	Chief Executive Officer and President
Date:	March 20, 2007